Exhibit 10.8

William D. Kirkland
President and Chief Executive Officer

Collexis Holding, Inc.
1201 Main Street
Suite 980
Columbia, SC 29201
United States of America

T (803) 727-1117
www.collexis.com

John J. Regazzi
College of Information and Computer Sciences
720 Northern Blvd
Brookville, NY 11548

Dear John,

It is with great pleasure that I would like to request your services in assisting Collexis Holdings, Inc in refining our strategy and implementation plan. I feel we are now in a position to take full advantage of your leadership. We feel Collexis has accomplished much already, and we are poised to achieve an even greater rate of growth going forward. At this pivotal time in our existence, having strong, experienced business leaders is essential.

The compensation for your services is proposed as follows; $2,000 a month for approximately 2 days equivalent for your consulting services. I propose an official start date of April 1st, 2007.

We are all looking forward to working closely with you to bring Collexis into the forefront of information technology companies.

Sincerely,

/s/ William D. Kirkland

William D. Kirkland

CEO

Collexis Holdings, Inc.